                                                                     Exhibit 8.1

                          [McGuireWoods LLP Letterhead]

                                  April 8, 2003

Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia  23219

Ladies and Gentlemen:

         We have acted as counsel to Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a Virginia corporation, and Cornerstone Merger Sub, Inc. ("Acquisition"), a Georgia corporation, in connection with the proposed merger (the "Merger") of Merry Land Properties, Inc. ("Merry Land"), a Georgia corporation, with and into Acquisition pursuant to an Agreement and Plan of Merger dated as of February 19, 2003 (the "Merger Agreement") by and among Cornerstone, Merry Land and Acquisition. At your request and pursuant to section 6.2(d) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Capitalized terms contained herein and not otherwise defined herein have the same meanings given such terms in the Proxy Statement, as defined herein.

         For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement (including all attachments and documents delivered pursuant thereto), the Proxy Statement/Prospectus (the "Proxy Statement") included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Cornerstone with the Securities and Exchange Commission (the "Commission") in connection with the issuance of Cornerstone's common shares, no par value, and Series B convertible preferred shares, no par value, in the Merger, and such other documents, records and instruments as we have deemed necessary or appropriate. In addition, in rendering our opinion, we have relied upon certain statements and representations made by Cornerstone, Merry Land and Acquisition (including, without limitation, those contained in certain representations by Cornerstone, Acquisition, Merry Land and certain Merry Land shareholders dated as of the date hereof), which we have neither investigated nor verified. We have assumed that such statements and representations are true, correct and complete, and that no actions that are inconsistent with such statements and representations will be taken. We also have assumed that all representations made "to the best knowledge of" any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification.

         In addition, we have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated, and all parties will act or refrain from acting strictly in

Cornerstone Realty Income Trust, Inc.
April 8, 2003
Page 2

accord and compliance with the Merger Agreement and the Proxy Statement and Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) each of Cornerstone and Merry Land will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder, and neither Cornerstone nor Acquisition will take any reporting position or other action inconsistent with Acquisition's status as a disregarded entity; (iii) the Merger Agreement constitutes the legal, valid and binding obligation of Merry Land, and it is enforceable against Merry Land in accordance with its terms; (iv) there are no other agreements between or among the parties to the Merger Agreement that bear directly or indirectly on the Merger; and (v) all documents submitted to us as certified, conformed, or photostatic copies, and the originals of any copies submitted to us, are authentic.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the Merger. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is therefore given, that the Internal Revenue Service will not take a contrary position to that reflected in our opinion or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         Based upon and subject to the foregoing, it is our opinion that (i) for United States federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and (ii) the statements and legal conclusions contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" describe the material United States federal income tax aspects of the Merger and are correct in all material respects.

         No opinion is expressed as to any matter not specifically addressed above. No opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. The foregoing opinion speaks only as of the date hereof; it is based solely on the provisions of the Code, the Treasury regulations promulgated thereunder and the judicial and administrative rulings, pronouncements and decisions now in effect, all of which are subject to change, which change may be retroactively applied. We expressly disclaim any responsibility to notify you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance, or change may affect the opinion set forth herein.

         This opinion has been rendered for your benefit in connection with the Merger Agreement and the transactions contemplated thereby and may not be relied upon by any other party or for any other purpose; provided, however, that we hereby consent to the

Cornerstone Realty Income Trust, Inc.
April 8, 2003
Page 3

filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.



                                                     Very truly yours,

                                                     /s/ McGuireWoods LLP